News Release

Firsthand Technology Value Fund Announces Second Quarter

2018 Financial Results, NAV of $25.48 per share

San Jose, CA, August 9, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the "Fund"), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today its financial results for the second quarter ended June 30, 2018.

As of June 30, 2018, the Fund's net assets were approximately $186.0 million, or $25.48 per share, compared with net assets of approximately $179.6 million, or $24.59 per share as of March 31, 2018. As of June 30, 2018, the Fund's portfolio included public and private securities valued at approximately $195.1 million, or $26.72 per share, and approximately $0.62 million or $0.08 per share, in cash and cash equivalents.

Portfolio Summary (as of 6/30/18)

Investment	Fair Value[1]	Fair Value per Share[1,2]
Equity/Debt Investments	$195.14 million	$26.72
Cash/Cash Equivalents[3]	0.62 million	$0.08
Other Assets	$3.42 million	$0.47
Total Assets	$199.18 million	$27.28
Total Liabilities	$13.13 million	$1.80
Net Assets	$186.05 million	$25.48

[1]	Numbers may not sum due to rounding.
[2]	Total shares outstanding: 7,302,146.
[3]	Includes funds held in Fidelity Investments Money Market Treasury Portfolio.

During the second quarter of 2018, the Valuation Committee, which is composed of three independent directors, adjusted the fair values of the private companies in our portfolio. In arriving at these determinations and consistent with the Fund's valuation procedures, and ASC 820 (formerly FAS 157), the Valuation Committee took into account many factors, including the performance of the portfolio companies, recent transactions in the companies' securities, as well as the impact of changes in market multiples within certain sectors.

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Throughout the quarter, the Fund continued its efforts to manage its portfolio prudently, including working with its portfolio companies and their management teams to seek to enhance performance and uncover potential exit opportunities. During the second quarter, Pivotal Systems, Inc. completed its initial public offering (IPO) on the Australian Securities Exchange (ASX). The Fund now holds 53,758,441 shares of restricted common stock, subject to a lock-up agreement that restricts us from selling our Pivotal shares for a period of time. We currently expect approximately 70% of our Pivotal shares to be locked up for 24 months following the IPO. The remaining 30% of shares are expected to be released from escrow (lock-up) in three stages, as follows: (1) approximately 6% upon the filing of Pivotal's fiscal 2018 financial statements, (2) approximately 10.5% upon the filing of Pivotal's first-half 2019 financial statements, and (3) approximately 13.5% upon the filing of Pivotal's fiscal 2019 financial statements.

Due to the increase in the value of the Fund's holdings in Pivotal Systems associated with the IPO, the Fund no longer qualifies as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") because it no longer satisfies the RIC diversification requirements. As a result of this change, we will be taxed as a corporation for our fiscal year ended December 31, 2018, and will continue to be taxed in that manner for future fiscal years, paying federal and applicable state corporate taxes on our taxable income. Consequently, at the close of each fiscal quarter beginning with this quarter ended June 30, 2018, we will record a deferred tax liability for any net realized gains and net ordinary income for the year-to-date period plus net unrealized gains as of the end of the quarter. As of June 30, 2018, the Fund's deferred tax liability was $5.1 million, or approximately $0.70 per share. We may in the future again be able to qualify as a RIC if there is a sufficient change in the composition of our assets.

In the second quarter of 2018, the Fund continued to monetize its investment in Nutanix. We sold 135,000 shares of Nutanix common stock during the quarter, realizing a gain of approximately $5.2 million in the process. The Fund reported net realized and unrealized gains on investments, net of deferred taxes, of approximately $8.12 million for the quarter. The Fund earned approximately $0.78 million in investment income and reported a net investment loss, net of deferred taxes, of approximately $1.63 million. The Fund made follow-on investments in Hera Systems, QMAT, SVXR, Vufine, and Wrightspeed during the quarter, totaling approximately $8.3 million.

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About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund's investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund's public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund's investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com